Exhibit 99.1

Investors and Media

Christopher Oltmann

(818) 224-7028

PennyMac Mortgage Investment Trust Reports

First Quarter 2016 Results

Moorpark, CA, May 5, 2016 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $14.5 million, or $0.20 per diluted share, for the first quarter 2016, on net investment income of $52.2 million. PMT previously announced a cash dividend for the first quarter 2016 of $0.47 per common share of beneficial interest, which was declared on March 28, 2016 and paid on April 28, 2016.

First Quarter 2016 Highlights

Financial results:

•	Diluted earnings per common share of $0.20, down 5 percent from the prior quarter
•	Net income of $14.5 million, down 8 percent from the prior quarter
•	Net investment income of $52.2 million, up 3 percent from the prior quarter
•	Book value per share of $20.59, up from $20.28 at December 31, 2015
•	Return on average equity of 4 percent, unchanged from the prior quarter[1]

Investment activities and correspondent production results:

•	Correspondent production related to conventional conforming loans totaled $3.3 billion in unpaid principal balance (UPB)
o	Loans eligible for credit risk transfer (CRT) transactions with Fannie Mae totaled $1.9 billion in UPB resulting in an additional $67 million of new CRT investments
o	Added $36 million in new mortgage servicing rights (MSR) investments
•	Repurchased 5.3 million common shares of beneficial interests through April 4th at a cost of $65.8 million
o	PMT’s Board of Trustees authorized an increase in its previously announced share repurchase program from $150 million to $200 million
•	Continued strong cash flows from PMT’s existing investments, including $96.5 million in cash proceeds generated from the liquidation and paydown of distressed mortgage loans and real estate owned (REO) properties
•	Sold excess servicing spread (ESS) related to $12.1 billion in UPB of Fannie Mae and Freddie Mac MSRs to PennyMac Financial (NYSE: PFSI) for $59 million in cash

Notable Activity After Quarter End:

•	Completed the sale of $419 million in UPB of performing loans, generating approximately $100 million in net cash proceeds

“We are disappointed in PMT’s financial performance for the first quarter,” said Chairman and Chief Executive Officer Stanford L. Kurland. “We have made progress in buying back our common shares and transitioning our capital to investments such as GSE credit risk transfer on PMT’s correspondent production which we expect to deliver attractive returns on equity. However, a considerable decline in interest rates and credit spread widening during the first quarter adversely affected the fair value changes in our servicing related assets and newer CRT investments.  Distressed loans and REO also underperformed our targeted returns on equity. We remain committed to transitioning our balance sheet to produce more stable results and distributing dividends that are consistent with such performance.”

PMT reported pretax income of $11.0 million for the quarter ended March 31, 2016, compared to pretax income of $6.9 million in the fourth quarter 2015.

___________

1 Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

1

The following table presents the components of net investment income by asset:

	Quarter ended March 31, 2016
		Interest	Total
	Net gains	income	revenue
	(in thousands)
Short-term investments	$–	$376	$376
Mortgage-backed securities	7,582	2,712	10,294
CRT Agreements	(4,143)	–	(4,143)
Mortgage loans at fair value:
Distressed	14,395	29,186	43,581
Held by variable interest entity	5,749	5,529	11,278
Asset-backed financing	(9,854)	–	(9,854)
	(4,105)	5,529	1,424
Acquired for sale at fair value	15,049	9,264	24,313
Total mortgage loans	25,339	43,979	69,318
Excess servicing spread investment	(17,627)	7,015	(10,612)
Other	–	284	284
	$11,151	$54,366	$65,517

The following table presents the contribution of PMT’s Investment Activities and Correspondent Production segments:

	Quarter ended March 31, 2016
	Correspondent	Investment
	Production	Activities	Consolidated
	(in thousands)
Net investment income:
Net interest income
Interest income	$9,023	$45,343	$54,366
Interest expense	5,119	26,885	32,004
	3,904	18,458	22,362
Net mortgage loan servicing fees	–	15,554	15,554
Net gain on mortgage loans acquired for sale	15,049	–	15,049
Net loss on investments	–	(3,898)	(3,898)
Other investment income (loss)	6,837	(3,688)	3,149
	25,790	26,426	52,216
Expenses:
Mortgage loan fulfillment, servicing and management fees payable to PennyMac Financial Services, Inc.	13,354	16,386	29,740
Other	1,527	9,905	11,432
	14,881	26,291	41,172
Pretax income	$10,909	$135	$11,044

2

Investment Activities Segment

The Investment Activities segment generated pretax income of $135 thousand on revenues of $26.4 million, compared to a pretax loss of $6.1 million on revenues of $22.6 million in the fourth quarter 2015. Net loss on investments in the first quarter totaled $3.9 million, compared to a net gain of $3.0 million in the prior quarter. Net loss on investments for the first quarter included valuation losses, net of recapture income, totaling $17.6 million related to ESS; losses of $4.1 million on mortgage loans held by a variable interest entity, net of valuation changes on the related asset-backed secured financing; and a fair value loss of $4.1 million on CRT investments. These losses were partially offset by gains on distressed mortgage loans of $14.4 million and mortgage-backed securities (MBS) of $7.6 million.

Net loan servicing fees were $15.6 million, up from $7.5 million in the fourth quarter 2015. Net loan servicing fees included $28.9 million in servicing fees and $130 thousand of MSR recapture income, which were reduced by $14.3 million of amortization and realization of MSR cash flows. Net loan servicing fees also included $17.7 of impairment provisioning and $11.4 million of fair value losses related to MSRs, offset by $30.0 million of related hedging gains. The hedging activities are intended to manage PMT’s net exposure across all interest rate sensitive strategies.

MSR fair value losses, impairment provisioning and ESS valuation losses in the first quarter resulted from expectations for higher future prepayment activity due to the significant decline in mortgage rates during the quarter. ESS valuation losses were partially offset by recapture income payable to PMT for prepayment activity during the quarter totaling $1.8 million. When prepayments result from a refinancing by PFSI, PMT generally benefits from recapture income.

Interest income earned on PMT’s interest rate sensitive strategies of ESS, MBS and mortgage loans held by a variable interest entity totaled $15.3 million, a 3 percent increase from the fourth quarter 2015. Interest income from PMT’s distressed mortgage loans totaled $29.2 million, up from $28.4 million in the fourth quarter. Interest income from distressed mortgage loans included $23.3 million of capitalized interest from loan modifications, which increases interest income and reduces loan valuation gains.

Other investment losses were $3.7 million, compared to a $5.1 million loss in the fourth quarter 2015, driven by elevated resolution costs related to PMT’s inventory of REO properties, which are accounted for at the lower of cost or fair value, in excess of gains realized from REO properties sold during the quarter. REO property sales declined 7 percent from the fourth quarter as a result of seasonal factors and properties being retained for the Company’s rental program. At quarter end, PMT’s inventory of REO properties totaled $327 million, down from $342 million at December 31, 2015.

Segment expenses were $26.3 million, down from $28.7 million in the fourth quarter, driven by lower expenses related to the servicing of nonperforming loans and a decrease in management fees paid due to the reduction in shareholders’ equity resulting from PMT’s share repurchases.

3

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $14.4 million, compared to $2.0 million in the fourth quarter 2015. Of the gains in the first quarter, $1.5 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

The schedule below details the realized and unrealized gains on distressed mortgage loans:

	Quarter ended
	March 31, 2016	December 31, 2015
	(in thousands)
Valuation changes:
Performing loans	$4,884	$(2,207)
Nonperforming loans	7,965	1,553
	12,849	(654)
Gain on payoffs	1,548	2,641
Loss on sale	(2)	–
	$14,395	$1,987

In the first quarter, the portfolio of performing loans increased in fair value by $4.9 million while nonperforming loans increased by $8.0 million. The distressed loan portfolio was positively impacted by better current period home price performance than prior forecasts while the long-term forecast for home price appreciation was relatively unchanged. During the quarter, PMT agreed to sell $419 million in UPB of performing loans from the portfolio at a modest premium to their carrying value, in a transaction which settled after quarter end. PMT expects to generate $100 million dollars of net cash proceeds from the sale after debt repayment and related expenses, including servicing activities fees payable to PFSI. Performing loan valuations were positively impacted by the sale agreement, which helped demonstrate a strong market for performing loans with high-quality attributes. Additionally, performing loan valuations benefitted from strong modification activities, which increased 16 percent from the fourth quarter and grew the performing portfolio. Generally, modified and reperforming loans become more valuable with seasoning and longer current payment histories. The nonperforming loan portfolio experienced modest improvements in resolution timelines which nonetheless remained slow in many geographies, resulting in additional servicing advances and reducing liquidation returns.

4

Mortgage Servicing Rights

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $44.2 billion in UPB compared to $42.3 billion at December 31, 2015. Servicing fees and MSR recapture revenue of $29.0 million were reduced by $14.3 million for amortization. Provisioning for impairment and fair value losses totaled $29.1 million, which were largely offset by $30.0 million of gains on hedging derivatives.

The following schedule details net loan servicing fees:

	Quarter ended
	March 31, 2016	December 31, 2015
	(in thousands)
Net mortgage loan servicing fees
Servicing fees (1)	$28,872	$28,131
MSR recapture fee receivable from PFSI	130	117
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization	(14,287)	(13,069)
(Provision for) reversal of impairment	(17,706)	3,912
Gain on sale	–	99
Carried at fair value - change in fair value	(11,415)	1,704
Gains (loss) on hedging derivatives	29,960	(13,385)
	(13,448)	(20,739)
Net mortgage loan servicing fees	$15,554	$7,509

(1) Includes contractually specified servicing and ancillary fees

5

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and GSE credit risk transfers related to a portion of its production. For the first quarter, PMT’s Correspondent Production segment generated pretax income of $10.9 million, versus $13.1 million in the fourth quarter 2015.

Through its correspondent production activities, PMT acquired $9.7 billion in UPB of loans and issued IRLCs totaling $10.4 billion, compared to $10.0 billion and $10.6 billion, respectively, in the fourth quarter 2015. Of the correspondent acquisitions, conventional conforming and jumbo volumes totaled $3.3 billion, and government insured or guaranteed volumes totaled $6.4 billion, compared to $3.5 billion and $6.6 billion, respectively, in the fourth quarter 2015.

Segment revenues were $25.8 million, an 8 percent decline from the fourth quarter, driven by modestly lower conventional conforming margins, which offset a 6 percent increase in lock volume, in addition to a $1.3 million quarter-over-quarter decline in net interest income driven by a lower average balance of loan inventory during the quarter.

The following schedule details the net gain on mortgage loans acquired for sale:

	March 31, 2016	December 31, 2015
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$36,162	$42,024
Provision for representations and warranties	(571)	(1,593)
Adjustment to previously recorded amount due to change in estimate	1,724
Cash investment (1)	(35,596)	(11,851)
Fair value changes of pipeline, inventory and hedges	13,330	(12,800)
	$15,049	$15,780

(1) Includes cash hedge expense

Segment expenses were $14.9 million, relatively unchanged from the fourth quarter, primarily due to the decline in acquisition volumes offset by a higher weighted average loan fulfillment fee. The weighted average fulfillment fee rate in the first quarter was 40 basis points, up from 37 basis points in the prior quarter. The weighted average fulfillment fee can fluctuate as a result of contractual discretionary reductions in the fulfillment fee by PFSI to facilitate the successful completion of certain loan transactions by PMT.

6

Management Fees and Taxes

Management fees were $5.4 million, down from $5.7 million in the fourth quarter 2015, driven by a decrease in PMT’s shareholders’ equity as a result of common share repurchases under its share repurchase program. There were no incentive fees for the first quarter as a result of PMT’s financial performance over the four-quarter period for which incentive fees are calculated.

PMT recorded an income tax benefit of $3.5 million, versus an income tax benefit of $8.8 million in the fourth quarter 2015.

Mr. Kurland concluded, “As we described in our March update presentation, we are focused on executing strategic initiatives that we believe will enhance value for PMT shareholders. We have been active in repurchasing PMT’s common shares at a substantial discount to book value. We are also committed to deploying capital in GSE credit risk transfer investments and mortgage servicing rights, which result from PMT’s unique correspondent production business, at attractive returns. We are funding these activities with ongoing cash flows supplemented by the sale of lower yielding investments, such as the successful sales of seasoned performing loans and Fannie Mae and Freddie Mac excess servicing spread which we recently completed.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Standard Time) on Thursday May 5, 2016.

7

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc. Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; our dependence on our manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at our manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; the ability of our servicer, which also provides us with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; our indemnification and repurchase obligations in connection with mortgage loans we purchase and later sell or securitize; the quality and enforceability of the collateral documentation evidencing our ownership and rights in the assets in which we invest; increased rates of delinquency, default and/or decreased recovery rates on our investments; our ability to foreclose on our investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights , excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; our failure to maintain appropriate internal controls over financial reporting; technologies for loans and our ability to mitigate security risks and cyber intrusions; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; our ability to detect misconduct and fraud; our ability to comply with various federal, state and local laws and regulations that govern our business; developments in the secondary markets for our mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies or government-sponsored entities, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on our business and our ability to satisfy complex rules for us to qualify as a real estate investment trust (REIT) for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of our subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the effect of public opinion on our reputation; the occurrence of natural disasters or other events or circumstances that could impact our operations; and our organizational structure and certain requirements in our charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

8

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2016	December 31, 2015	March 31, 2015
	(in thousands except share amounts)
ASSETS
Cash	$66,972	$58,108	$65,668
Short-term investments	47,500	41,865	44,949
Mortgage-backed securities at fair value	364,439	322,473	316,292
Mortgage loans acquired for sale at fair value	1,339,633	1,283,795	1,366,964
Mortgage loans at fair value	2,496,778	2,555,788	2,859,326
Excess servicing spread purchased from PennyMac Financial Services, Inc.	321,976	412,425	222,309
Derivative assets	18,462	10,085	12,668
Real estate acquired in settlement of loans	327,212	341,846	317,536
Real estate held for investment	12,758	8,796	–
Mortgage servicing rights	455,097	459,741	359,160
Servicing advances	76,881	88,010	79,261
Due from PennyMac Financial Services, Inc.	6,531	8,806	5,778
Other assets	286,201	235,186	80,616
Total assets	$5,820,440	$5,826,924	$5,730,527
LIABILITIES
Assets sold under agreements to repurchase	$3,245,014	$3,128,780	$3,562,109
Federal Home Loan Bank advances	–	183,000	–
Mortgage loan participation and sale agreements	62,400	–	71,813
Notes payable	206,191	236,015	–
Asset-backed financing of a variable interest entity at fair value	344,693	247,690	162,222
Exchangeable senior notes	245,307	245,054	244,317
Interest-only security payable at fair value	675	–	–
Note payable to PennyMac Financial Services, Inc.	150,000	150,000	–
Derivative liabilities	13,488	3,157	2,071
Accounts payable and accrued liabilities	71,932	64,474	71,835
Due to PennyMac Financial Services, Inc.	17,647	18,965	18,719
Income taxes payable	29,878	33,505	39,903
Liability for losses under representations and warranties	18,712	20,171	15,379
Total liabilities	4,405,937	4,330,811	4,188,368

SHAREHOLDERS' EQUITY

Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 68,687,094, 73,767,435 and 74,585,222 common shares, respectively	687	738	746
Additional paid-in capital	1,406,350	1,469,722	1,482,250
Retained earnings	7,466	25,653	59,163
Total shareholders' equity	1,414,503	1,496,113	1,542,159
Total liabilities and shareholders' equity	$5,820,440	$5,826,924	$5,730,527

9

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(in thousands, except per share amounts)
Investment Income
Net interest income:
Interest income
From nonaffiliates	$47,351	$46,122	$36,933
From PennyMac Financial Services, Inc.	7,015	7,767	3,752
	54,366	53,889	40,685
Interest expense
To nonaffiliates	30,402	29,940	25,746
To PennyMac Financial Services, Inc.	1,602	1,523	–
	32,004	31,463	25,746
Net interest income	22,362	22,426	14,939
Net gain on mortgage loans acquired for sale	15,049	15,780	10,160
Mortgage loan origination fees	6,901	7,001	5,287
Net (loss) gain on investments
From nonaffiliates	13,729	(5,758)	9,694
From PennyMac Financial Services, Inc.	(17,627)	8,741	(6,247)
	(3,898)	2,983	3,447
Net mortgage loan servicing fees	15,554	7,509	8,001
Results of real estate acquired in settlement of loans	(6,036)	(7,318)	(5,832)
Other	2,284	2,187	1,655
Net investment income	52,216	50,568	37,657
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	12,935	12,855	12,866
Mortgage loan servicing fees (1)	11,453	11,881	10,670
Management fees	5,352	5,670	7,003
Mortgage loan collection and liquidation	2,214	3,928	1,445
Compensation	1,289	1,618	2,808
Professional services	2,293	2,057	1,828
Other	5,636	5,631	4,857
Total expenses	41,172	43,640	41,477
Income (loss) before benefit from income taxes	11,044	6,928	(3,820)
Benefit from income taxes	(3,452)	(8,780)	(11,328)
Net income	$14,496	$15,708	$7,508

Earnings per share
Basic	$0.20	$0.21	$0.09
Diluted	$0.20	$0.21	$0.09
Weighted-average shares outstanding
Basic	71,884	73,767	74,528
Diluted	71,884	73,767	74,956

(1) Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights of $6.8 million and $4.6 million, respectively for the first quarter 2016.

###

10